                                                                    EXHIBIT 11.1

                              THE NORTH FACE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                      Three Months Ended    Nine Months Ended
                                                                        September 30,         September 30,
                                                                       1997       1996       1997       1996
                                                                     ---------  ---------  ---------  ---------
Weighted average shares outstanding during the period:
Weighted average shares outstanding................................     11,229      5,726     11,229      3,911
Incremental shares from assumed exercise of stock options (1)......        520        611        520        613
Shares issued upon conversion of Series A Preferred Stock..........          0      4,220          0      4,008
                                                                     ---------  ---------  ---------  ---------
Weighted average common and common equivalent shares outstanding...     11,749     10,557     11,749      8,532
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Income before extraordinary loss...................................  $  10,767  $   7,412  $   8,995  $   4,373
Extraordinary loss.................................................          0       (863)         0       (863)
                                                                     ---------  ---------  ---------  ---------
Net income.........................................................  $  10,767  $   6,549  $   8,995  $   3,510
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Earnings per share (1996, pro forma) (2):
  Income before extraordinary loss.................................  $    0.92  $    0.70  $    0.77  $    0.51
  Extraordianry loss...............................................  $  --      $   (0.08) $  --      $   (0.10)
                                                                     ---------  ---------  ---------  ---------
  Net income.......................................................  $    0.92  $    0.62  $    0.77  $    0.41
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
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(1) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year to the initial public offering effective July 8, 1996, have been considered as outstanding for all periods using the treasury stock method.

(2) Pro forma due to the assumed conversion, as of the beginning of the period, of all outstanding shares of Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

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